As filed with the Securities and Exchange Commission on January 5, 2009
Registration No. 333-150121

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-150121
UNDER THE SECURITIES ACT OF 1933
MEMORY PHARMACEUTICALS CORP.
(Exact name of registrant as specified in its charter)

Delaware	04-3363475
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
100 Philips Parkway
Montvale, New Jersey 07645
(Address of principal executive offices) (Zip code)
Amended and Restated 2004 Stock Incentive Plan
(Full title of the plans)
Vaughn M. Kailian
100 Philips Parkway
Montvale, New Jersey 07645
(201) 802-7100
(Name, address and telephone number, including area code, of agent for service)
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☑

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Memory Pharmaceuticals Corp., a Delaware corporation (“Memory”), removes from registration all shares of Memory common stock, par value $0.001 per share (the “Common Stock”), registered under the Registration Statement on Form S-8 (Registration No. 333-150121) filed by Memory with the Securities and Exchange Commission on April 7, 2008 (the “Registration Statement”), pertaining to the registration of 1,750,000 shares of the Common Stock issuable by Memory pursuant to the Amended and Restated 2004 Stock Incentive Plan.
     On November 25, 2008, Memory entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hoffmann-La Roche Inc., a New Jersey corporation (“Roche”), and 900 North Point Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Roche (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into Memory, with Memory continuing as the surviving corporation and becoming a wholly-owned subsidiary of Roche (the “Merger”). The Merger became effective on January 5, 2009 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.
     At the Effective Time, each share of the Common Stock issued and outstanding immediately prior to the Merger (other than shares owned by Parent, Merger Sub or any subsidiary of Parent or Memory or shares held in the treasury of Memory or shares as to which appraisal rights are validly exercised) were cancelled and converted into the right to receive $0.61 per share in cash, without interest and less any required withholding taxes.
     As a result of the Merger, Memory has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. Memory hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montvale, State of New Jersey, on this 5th day of January, 2009.

MEMORY PHARMACEUTICALS CORP.
/s/ Vaughn M. Kailian
Name:	Vaughn M. Kailian
Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated as of this 5th day of January, 2009.

/s/ Vaughn M. Kailian
Name:	Vaughn M. Kailian
Title:	Chief Executive Officer

/s/ Michael P. Smith
Name:	Michael P. Smith
Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Frank J. D’ Angelo
Name:	Frank J. D’ Angelo
Title:	Director

/s/ Frederick C. Kentz III
Name:	Frederick C. Kentz III
Title:	Director

/s/ Beat Kraehenmann
Name:	Beat Kraehenmann
Title:	Director

/s/ Daniel Zabrowski
Name:	Daniel Zabrowski
Title:	Director